Exhibit 32.2
CERTIFICATE OF
CHIEF FINANCIAL OFFICER
OF
RAM ENERGY RESOURCES, INC.
     I, G. Les Austin, Chief Financial Officer of RAM Energy Resources, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the nine months ended September 30, 2011 (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2011, and the results of the Company’s operations for the nine months ended September 30, 2011.

November 7, 2011	By:	/s/ G. Les Austin
	Name:	G. Les Austin
	Title:	Senior Vice President, Chief Operating Officer and Chief Financial Officer